Exhibit 99.1

CYT-0851 Phase 1 Dose Escalation Results Show Early Clinical Activity and Generally Well Tolerated Safety Profile in Advanced Solid Tumors and Hematologic Malignancies

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CYT-0851 has demonstrated broad clinical activity and a generally well tolerated safety profile in a heavily pretreated population of patients
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Durable responses seen in both solid tumors and hematologic malignancies in the dose escalation with a 44% disease control rate in the response-evaluable population
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Safety and clinical activity from the Phase 1 study support the ongoing clinical development of CYT-0851; Data from ongoing studies expected in second half of 2022

LEXINGTON, MA— June 5, 2022 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a company focused on the discovery and development of next-generation synthetically lethal therapies for cancer, today presented results from a Phase 1 dose escalation monotherapy trial with CYT-0851 in a poster titled “Phase 1 Results of CYT-0851 in Patients with Advanced Solid and Hematologic Cancers” (Abstract: 3084, Poster: 76) at the 2022 American Society of Clinical Oncology (ASCO) annual meeting in Chicago, Illinois.

“Data presented today from the Phase 1 dose escalation study with CYT-0851 show that the drug has performed well in advanced, relapsed and/or refractory cancer patients: it has desirable pharmacologic properties with an estimated half-life of three days, dose proportional exposure, and a dose dependent, predictable, and favorable safety profile. In addition, anti-tumor activity was observed with disease stabilization and responses in patients with solid tumors and hematologic malignancies, supporting the advancement of CYT-0851, as a potentially first-in-class drug, into Phase 2 expansion cohorts as a monotherapy and Phase 1 in combination with standard of care treatment regimens,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “The Cyteir team continues to execute on the clinical development of CYT-0851 and we look forward to sharing data in the second half of 2022.”

Phase 1 Dose Escalation Results

The primary objectives of the Phase 1 dose escalation trial with CYT-0851 were to determine the recommended Phase 2 dose, determine the maximum tolerated dose (MTD) and to evaluate safety and tolerability. Key secondary objectives include determination of the pharmacokinetic parameters, optimal dosing regimen and preliminary anti-tumor activity. As of the April 13, 2022 data cutoff, 80 patients were enrolled across twelve dose-escalation cohorts from 30 mg to 1200 mg total daily dose. Eighty patients were evaluable for safety and 65 patients were evaluable for efficacy.

The maximum tolerated dose was determined to be 600 mg once a day for both solid tumors and hematologic malignancies. The recommended Phase 2 dose is 400 mg once a day, a convenient and commercially attractive schedule.

Key Findings

In solid tumors:

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Forty-five patients were response evaluable and one unconfirmed partial response (PR) was achieved in a patient with soft-tissue sarcoma who was treated for almost 11 months
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Nineteen patients (42%) had stable disease and twelve patients (27%) had a decrease in target lesion size for an overall disease control rate of 44%
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Stable disease (42%) was seen in patients with soft-tissue sarcoma, head and neck squamous cell, pancreatic, ovarian, and breast cancers

In hematologic cancers:

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Eighteen patients with non-Hodgkin lymphoma were response evaluable
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Responses were seen in patients with follicular lymphoma (1 complete response (CR) and 1 PR) and diffuse large B-cell lymphoma (1 PR)
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Three patients with follicular lymphoma, one patient with diffuse large B-cell lymphoma and one patient with hairy-cell leukemia achieved stable disease
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Patients responding to CYT-0851 exhibited a durable clinical benefit as evidenced by the more than 18 months of treatment in the patient with follicular lymphoma who achieved a CR

Safety:

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To date, CYT-0851 has exhibited a generally well tolerated safety profile with 42% of patients reporting no treatment related adverse events (TRAEs)
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At the recommended Phase 2 dose or below, no patient discontinued therapy for TRAEs
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The most common TRAEs were fatigue (18%), alopecia (14%), nausea (11%), hyperuricemia (10%), constipation (8%) and anemia (8%)
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The dose limiting toxicity was reversible metabolic acidosis, consistent with the mechanism of action of the drug

“The Phase 1 data for monotherapy CYT-0851 has demonstrated promising clinical activity with a manageable safety profile across a wide array of cancers in a heavily pretreated patient population,” said Dr. Ryan C. Lynch, Assistant Professor at the Fred Hutchinson Cancer Center and first author of the study. “The broad activity coupled with the mechanistic understanding that CYT-0851 is impacting cancer cell metabolism creates a promising therapeutic approach for use in a wide range of cancers.”

CYT-0851 Mechanism of Action Insights Have Potential to Expand into Additional Tumor Types

Based on new molecular, bioinformatic, and biochemical characterization research that has been done at Cyteir to elucidate the mechanism of action of CYT-0851, management believes that the observed effects of CYT-0851 on the viability of cancer cells are due to inhibition of monocarboxylate transporter (MCT) activity and the subsequent disruption of lactate transport. Monocarboxylate transporters are essential proteins in cancer metabolism making MCTs an attractive target for cancer therapy. This new understanding of the mechanism of action of CYT-0851 could potentially accelerate development of a biomarker and allow for expansion into additional opportunities in other tumor types.

Data from the Ongoing Phase 2 Monotherapy Expansion Cohorts and Phase 1 Combination Study Expected in 2H 2022

Cyteir continues to make progress advancing CYT-0851 in monotherapy and combination clinical studies. Enrollment is ongoing in six disease-specific Phase 2 expansion cohorts with monotherapy in hematologic malignancies and solid tumors. Completion of enrollment in stage 1 of this study is expected before the end of 2022. Enrollment is also ongoing in a Phase 1 combination study of CYT-0851 with three standard-of-care regimens: (1) rituximab plus bendamustine; (2) gemcitabine; and (3) capecitabine, in both hematologic malignancies and solid tumors. Initial safety data from this combination study is expected before the end of 2022.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the discovery and development of next-generation synthetically lethal therapies to treat cancer. At Cyteir, we employ an integrated target discovery approach that incorporates a critical evaluation of the target biology with internal and external information from a variety of genetic and chemical synthetic lethality screens to fuel our drug discovery and development pipeline. Cyteir’s wholly owned lead compound, CYT-0851, is a selective oral investigational drug currently in a Phase 1/2 clinical trial for hematologic malignancies and solid tumors. Follow Cyteir on social media: LinkedIn and Twitter.

Forward-Looking Statements

This press release contains “forward-looking statements” about Cyteir’s strategy, future plans, and prospects, including statements regarding the development of Cyteir’s compounds and potential expansion opportunities, regulatory strategy, and path for Cyteir’s compounds, and the expected timing and reporting of results of Cyteir’s preclinical and clinical studies. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of any of its drug candidates; that preclinical testing of Cyteir’s compounds may not be predictive of the results or success of clinical trials; that the preclinical and clinical development of Cyteir’s compounds may be delayed or otherwise take longer and/or cost more than planned; that Cyteir may be unable to initiate, enroll or complete clinical development of its compounds; that the continuing global outbreak of COVID-19 (including any resurgences or variants) may result in development or manufacturing delays, supply shortages, or shortages of qualified healthcare personnel; that synthetic lethality, as an emerging class of precision medicine targets, could result in negative perceptions of the efficacy, safety or tolerability of this class of targets, which could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; and that Cyteir’s compounds may not receive regulatory approvals or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” in Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

INVESTOR CONTACT:

Lisa Hayes

Vice President, Investor Relations and Corporate Communications

908-868-8926

Lisa.Hayes@cyteir.com

MEDIA CONTACT:

Michele Parisi

925-429-1850

mparisi@forwardhealthinc.com